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                                                                      Exhibit 11

                              CRYSTAL OIL COMPANY

           COMPUTATION OF INCOME PER COMMON SHARE (In Thousands Except
                          Share and Per Share Amounts)
                                   (Unaudited)


                                               Three Months Ended
                                                     March 31
                                           ----------------------------
                                               1998             1997
                                           -----------      -----------
Earnings per common share
  Net income                               $       595      $       814
                                           ===========      ===========

  Weighted average of common
    shares outstanding                       2,668,122        2,665,622
                                           ===========      ===========

  Earnings per common share                $       .22      $       .31
                                           ===========      ===========


Earnings per common share -
  Assuming dilution
  Income from operations                   $       595      $       814
  Adjustments to income
    (net of income tax)                              -                -
                                           -----------      -----------
  Adjusted net income                      $       595      $       814
                                           ===========      ===========

  Weighted average of common
    and common equivalent shares:
      Outstanding                            2,668,122        2,665,622
      Assuming conversion or exercise of:
        Stock options, net of
          treasury shares                       40,408           30,585
        Senior preferred stock                  33,274           33,274
                                           -----------      -----------
                                             2,741,804        2,729,481
                                           ===========      ===========

  Earnings per common share -
    Assuming dilution                      $       .22      $       .30
                                           ===========      ===========
